Exhibit 99.1

Zynex Announces 37% Order Growth and Increases Q2 and Full-Year Revenue Estimates

ENGLEWOOD, CO – July 9, 2020 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in manufacturing and selling non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today announced orders and an increased revenue estimate for Q2 and the full-year 2020.

Orders in the second quarter were 37% above the number of orders in the second quarter of 2019 and 23% sequentially below the first quarter of 2020 due to COVID-19.

Thomas Sandgaard, CEO of Zynex said: “Similar to most companies we have seen the impact of the COVID-19 pandemic, not only on the availability of physicians to prescribe our products but also on navigating employee and supply chain issues. Our continued order growth during this pandemic shows the strength of relationships our sales force has with many prescribers and the need for them to prescribe non-opioid, non-addictive prescription strength solutions for their patients in pain.

In June, as many cities re-opened their doors for business, we have seen consistent order growth and expect it to continue in the third quarter. We aggressively hired sales and back office employees during the second quarter which was aided by a surge in applications from qualified individuals due to increased unemployment rates related to COVID-19. These hires will provide significant productivity increases in the second half 2020 and beyond. We have eclipsed 300 sales reps as we continue our goal of filling all of our territories in the U.S. We expect to have approximately 500 sales reps in the U.S. by the end of 2020 and over 600 by the end of 2021.

Due to the solid increase in orders and strong collections the Company has updated its previous revenue estimate for the second quarter of 2020 to between $18.9 and $19.4 million compared to the previous estimate of between $17.5 and $18.0 million. Second quarter Adjusted EBITDA is now expected to come in between $4.4 and $4.9 million, up over one million from the previous estimate.

The Company is increasing its full year 2020 revenue estimate to between $80 and $85 million. The Company previously provided guidance for revenue in the full year 2020 of between $78 and $83 million.

The updated revenue estimate is now approximately 76% to 87% above last year’s full year revenue of $45.5 million.

2020 full year estimated adjusted EBITDA remains unchanged at $15.0 to $18.0 million.

Our prescription-strength NexWave device is a healthy alternative to prescribing opioids as the first line of defense when treating pain. We continue to add additional sales reps in territories throughout the US that we have not covered previously.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the Company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, forecasts, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Zynex, Inc.
(303) 703-4906

Investor Relations Contact:
Amato and Partners, LLC
Investor Relations Counsel
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